Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, September 6, 2011: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance and home décor, as well as health and wellness products, today reported that Net Sales for the second quarter ended July 31, 2011 increased approximately 17% to $185.5 million versus $157.9 million for the prior year period due to significant year-over-year growth at ViSalus Sciences.  Sales increased 13% on a local currency basis.  International sales represented 44% of second quarter sales both this year and last year.

Operating Profit for the second quarter was a loss of $2.6 million this year versus income of $4.3 million last year.  During the quarter, the Company incurred a $6.0 million charge for the ViSalus equity incentive plan.  Excluding the impact of this charge, operating profit would have been $3.4 million this year versus $4.3 million last year.  The decline in normalized operating profit was due to the impact of lower sales and profits at PartyLite, which were partially offset by improved sales and operating performance at ViSalus.

Blyth consolidates 100% of ViSalus’ sales and operating profit, but only 57.5% of ViSalus’ net earnings are reflected in the Company’s second quarter results as the company adjusts results for the percentage of ViSalus that Blyth does not currently own.  Therefore, the impact of higher second quarter sales and operating profit from ViSalus versus prior year on Blyth’s net earnings is muted due to the adjustment for minority interest, which includes the accounting charge for the ViSalus equity incentive plan.

Net Earnings from continuing operations for the second quarter were a loss of $1.8 million compared to net earnings of $1.1 million for the prior year.  The Company recorded a loss of $1.5 million, or $0.18 per share, during the second quarter this year versus a loss of $0.4 million, or $0.05 per share, last year on the sale and losses from discontinued operations of Midwest-CBK and Boca Java.  As previously announced, Blyth sold its Midwest-CBK wholesale business on May 27, 2011 and the Company exited the Boca Java business shortly after its fiscal 2011 year end.

Diluted earnings per share for the second quarter were a loss of $0.37 this year compared to earnings of $0.09 last year. Excluding the impact of discontinued operations and the aforementioned ViSalus equity incentive plan,, earnings per share would have been break even this year versus earnings of $0.14 last year for the second quarter.

In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We are very pleased with the performance of ViSalus, which accelerated during the second quarter.  The simple and compelling message of starting to transform your health and life with the Body By Vi 90 Day Challenge has resonated with consumers.  Effective products that taste good, combined with a great earning opportunity for ViSalus distributors, have resulted in a winning formula that is being replicated across the U.S.”

Mr. Goergen continued, “We are also pleased with management’s progress implementing new programs at PartyLite U.S.  While it is still early, our new programs have begun to succeed in building income for independent sales Consultants and Leaders, which we believe will ultimately stabilize the U.S. Consultant base and PartyLite’s sales.  In Europe, we are encouraged by PartyLite’s steady sales and earnings performance, and we believe that the small sales decline this quarter relates to lower consumer confidence driven by the European Union’s debt dilemma.”

Second Quarter Segment Performance

In the Direct Selling segment, second quarter net sales increased 23% to $135.2 million versus $110.2 million for the same period last year due to significant second quarter sales and distributor growth at ViSalus.  Sales at ViSalus were $40.6 million in this year’s second quarter versus $6.5 million for the same period last year.  ViSalus is a direct seller of weight management products, nutritional supplements and energy drinks sold to consumers in the United States one-on-one by independent distributors.  Blyth initially invested in ViSalus in 2008 and closed on the second phase of its acquisition in April of this year.  The Company now owns 57.5% of ViSalus with an agreement to increase its ownership to 100% in the next two years.  ViSalus had over 28,000 independent Distributors in the second quarter.

Total PartyLite sales for the quarter declined 6% to $93.7 million.  PartyLite Europe sales increased 6% in U.S. dollars, which translated into a decline of 5% in local currency during the quarter, which management attributes to a challenging discretionary spending environment and lower European consumer confidence.  PartyLite’s European active independent sales Consultants total over 28,000 this year versus over 29,000 last year.

PartyLite U.S. sales declined 29% and active independent sales Consultants totaled approximately 15,000 in the U.S. versus over 16,000 in last year’s second quarter.  In PartyLite Canada, sales declined 23% in U.S. dollars during the quarter, which translated into a decline of 28% in local currency, with active independent sales Consultants totaling over 3,000 this year versus over 4,000 last year.

Second quarter operating profit in the Direct Selling segment was a loss of $1.5 million versus income of $5.3 million in the same period last year. Excluding the $6.0 million ViSalus equity incentive charge, the segment’s second quarter operating profit would have been $4.5 million this year versus $5.3 million last year.  Strong sales and profit growth at ViSalus partially offset lower sales and profits at PartyLite versus last year.

In the Catalog & Internet segment, second quarter net sales increased 2% to $32.9 million versus $32.4 million last year, due to higher sales at the Miles Kimball Company.  Second quarter operating loss in this segment was a loss of $0.8 million this year and last year.  The operating loss reflects the segment’s seasonality.

In the Wholesale segment, second quarter net sales increased 14% to $17.4 million from $15.3 million last year driven by higher foodservice sales resulting from price advances taken to offset the impact of increased commodity costs versus last year.  Second quarter operating loss in the Wholesale segment was $0.3 million this year versus a loss of $0.2 million last year.

First Half Fiscal 2012 Performance

Net Sales for the six months ending July 31, 2011 increased approximately 8% to $371.1 million from $343.1 million reported for the same period a year ago.  Operating profit for the six months this year was $0.4 million versus $14.7 million a year earlier.  For the first six months, the Company incurred a $8.2 million charge for the ViSalus equity incentive plan.  Excluding the impact of this charge, operating profit would have been $8.6 million this year versus $14.7 million last year.  This decline was due to the impact of lower sales and profits at PartyLite, which were partially offset by the growth of sales and profits at ViSalus.

Net Earnings from continuing operations for the first six months were $0.5 million compared to $7.3 million for the prior year.  The Company recorded a loss from discontinued operations of $6.4 million, or $0.77 per share, during the first six months of this year versus a loss of $2.5 million, or $0.29 per share, last year for the sale and losses of Midwest-CBK and Boca Java.

Diluted Earnings Per Share for the first six months was a loss of $0.72 this year versus earnings of $0.60 last year.  Excluding the impact of discontinued operations and the aforementioned ViSalus equity incentive plan, earnings per share would have been $0.26 this year versus $0.89 last year for the first six months.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a multi-channel company primarily focused on direct selling.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through the home party plan method of direct selling and through network marketing, respectively. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2011	2010	2011	2010

Net sales	$185,525	$157,857	$371,069	$343,143
Cost of goods sold	75,611	64,905	152,370	138,998
Gross profit	109,914	92,952	218,699	204,145
Selling	77,727	63,394	153,928	136,536
Administrative and other	28,768	25,175	56,196	52,843
ViSalus equity incentive plan	6,047	57	8,215	86
Total operating expense	112,542	88,626	218,339	189,465
Operating profit (loss)	(2,628)	4,326	360	14,680

Other expense (income):
Interest expense	1,584	1,710	3,290	3,490
Interest income	(341)	(214)	(589)	(463)
Foreign exchange and other	(118)	693	(643)	537
Total other expense	1,125	2,189	2,058	3,564
Earnings (loss) from continuing operations before income taxes	(3,753)	2,137	(1,698)	11,116
Income tax expense (benefit)	(1,982)	1,044	(2,213)	3,827
Earnings (loss) from continuing operations	(1,771)	1,093	515	7,289
Loss from discontinued operations, net of income tax	(1,018)	(397)	(3,476)	(2,492)
Loss on sale of discontinued operations, net of income tax	(446)	-	(2,960)	-
Net earnings (loss)	(3,235)	696	(5,921)	4,797
Less: Net earnings (loss) attributable to noncontrolling interests	(162)	(45)	73	(451)
Net earnings (loss) attributable to Blyth, Inc.	$(3,073)	$741	$(5,994)	$5,248

Basic:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$(0.19)	$0.14	$0.06	$0.90
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.18)	(0.05)	(0.78)	(0.29)
Net earnings (loss) attributable per Blyth, Inc. common share	$(0.37)	$0.09	$(0.72)	$0.61
Weighted average number of shares outstanding	8,291	8,481	8,282	8,657

Diluted:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$(0.19)	$0.14	$0.05	$0.89
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.18)	(0.05)	(0.77)	(0.29)
Net earnings (loss) attributable per Blyth, Inc. common share	$(0.37)	$0.09	$(0.72)	$0.60
Weighted average number of shares outstanding	8,291	8,528	8,333	8,701

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			July 31, 2011	July 31, 2010
Assets
Cash and Cash Equivalents			$194,396	$118,107
Short Term Investments			5,195	5,000
Accounts Receivable, Net			14,179	12,331
Inventories			109,118	99,876
Property, Plant & Equipment, Net			89,631	87,846
Other Assets			78,138	90,854
Discontinued operations			-	42,623
			$490,657	$456,637

Liabilities and Stockholders' Equity
Bank and Other Debt			$8,652	$11,236
Bond Debt			99,951	99,929
Other Liabilities			151,190	112,085
Discontinued operations			-	8,848
Equity			230,864	224,539
			$490,657	$456,637

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	July 31, 2011		July 31, 2010
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings (loss)	$(29)	$(0.00)	$1,138	$0.14

Non-GAAP Adjustment:

ViSalus Equity Incentive Plan (EIP)	(1,580)	(0.19)	-	-

GAAP Net loss on sale of discontinued operations, net of income tax	(1,464)	(0.18)	(397)	(0.05)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$(3,073)	$(0.37)	$741	$0.09

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	July 31, 2011		July 31, 2010
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings (loss)	$2,194	$0.26	$7,740	$0.89

Non-GAAP Adjustment:

ViSalus Equity Incentive Plan (EIP)	(1,752)	(0.21)	-	-

GAAP Net loss on sale of discontinued operations, net of income tax	(6,436)	(0.77)	(2,492)	(0.29)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$(5,994)	$(0.72)	$5,248	$0.60

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.